Insider Trading Policy

Introduction

The Board of Directors of Processa Pharmaceuticals, Inc. ("Processa") has adopted this policy to provide guidelines to all directors, officers, employees, and consultants of Processa with respect to trading in Processa securities, as well as the securities of publicly traded companies with whom Processa has a business relationship.

This policy has been designed to prevent insider trading or even allegations of insider trading. Your strict adherence to this policy will help safeguard Processa's reputation and will further ensure that Processa conducts its business with the highest level of integrity and in accordance with the highest ethical standards. Each Processa employee is responsible for the consequences of his or her actions. You are responsible for understanding and complying with this policy.

Federal and state securities laws prohibit the purchase or sale of a company's securities by anyone who is aware of material information about that company that is not generally known or available to the public. These laws also prohibit anyone who is aware of material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons may also be subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important that you understand the breadth of activities that constitute illegal insider trading and the consequences, which can be severe. Both the U.S. Securities and Exchange Commission (the "SEC") and the Financial Industry Regulatory Authority ("FINRA") investigate and are very effective at detecting insider trading. Both the SEC and the U.S. Department of Justice pursue insider trading violations vigorously.

Sanctions and Penalties

Violations of the insider trading laws can result in severe civil and criminal sanctions. For example, under U.S. securities laws, individuals may be subject to imprisonment for up to 20 years, criminal fines of up to $5 million and civil fines of up to three times the profit gained or loss avoided. Failure to comply with this policy may also subject you to sanctions imposed by Processa, up to and including immediate dismissal for cause, whether or not your failure to comply with this policy results in a violation of law.

Persons Covered

As a director, officer, employee or consultant of Processa this policy applies to you. The same restrictions that apply to you apply to your family members who reside with you, anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Processa securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in Processa securities). You are responsible for making sure that any transaction in securities covered by this policy by any of these people complies with this policy.

Definition of Material Non-Public Information

"Material non-public information" is any material information about Processa that has not yet become publicly available.

Information is "material" if a reasonable investor would likely consider it important in deciding to buy, hold or sell securities. Any information that could reasonably be expected to affect the price of the security is material. The information may be positive or negative. Financial information is frequently material, even if it covers only part of a fiscal period or less than all Processa's operations, since either of these might convey enough information about Processa's results to be considered material information. Other common examples of information that may be material include:

- information regarding sales, revenues or earnings (including projections);
- financial forecasts of any kind, including earnings estimates or changes in previously announced earnings estimates;
- significant business trends and metrics;
- significant proposed mergers, acquisitions, investments or divestitures;
- significant developments in products or services;
- gain or loss of substantial customers;
- execution or termination of significant contracts;
- financings or restructurings;
- significant unusual gains or losses;
- changes in business strategies;
- developments in significant litigation or government investigations;
- public or private debt or equity offerings;
- significant changes in senior management;
- Processa share repurchases; or
- stock splits or dividend information.

It is not possible to define all categories of material information, and you should recognize that the public, the media, and the courts may use hindsight in judging what is material. Therefore, it is important to err on the safe side and assume information is material if there is any doubt.

Information is "non-public" if it is not generally known or available to the public. Information may still be non-public even though it is widely known within Processa.

Release of information to the media does not immediately mean the information has become publicly available. Information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb and evaluate it.

Ordinarily, information about Processa should not be considered public until at least two full trading days have passed following its formal release to the market. For example, if Processa announces earnings before trading begins on a Tuesday, the first time you can buy or sell Processa securities is the opening of the market on Thursday (assuming you are not aware of other material non-public information at that time). If, however, Processa announces earnings after trading begins that Tuesday, the first time you can buy or sell Processa securities is the opening of the market on the Friday.

Requirements Applicable to Everyone

No trading in Processa securities while aware of material non-public information

You are prohibited from engaging in any transaction in Processa securities while aware of material non-public information about Processa. It makes no difference whether or not you relied upon or used material non-public information in deciding to trade – if you are aware of material non-public information about Processa, the prohibition applies. You should avoid even the appearance of an improper transaction to preserve Processa's reputation for adhering to the highest ethical standards of conduct.

This prohibition covers virtually all transactions in Processa securities. "Securities" includes common stock, options to purchase common stock, debt securities, preferred stock and derivative securities such as put and call options, warrants, swaps, caps and collars. Transactions in Processa securities include purchases, sales, pledges, hedges, loans and gifts of Processa securities, as well as other direct or indirect transfers of Processa securities. Certain of these transactions are addressed in more detail below and may not be permitted under this policy. This prohibition extends to trades of Processa securities in which you have any "beneficial" or other interest, or over which you exercise investment control, including:

- transactions in Processa securities held in joint accounts or accounts of persons or entities controlled directly or indirectly by you;
- transactions in Processa securities for which you act as trustee, executor, or custodian; and
- transactions in any other account or investment involving in any way any Processa securities over which you exercise any direct or indirect control.

Stock Option Exercises. This prohibition does not apply to the exercise of stock options issued under Processa plans if the exercise price is paid in cash or through Processa withholding a portion of the shares underlying the options. Similarly, Processa may withhold underlying shares to satisfy tax withholding requirements. This prohibition does apply, however, to sales of the underlying stock and broker-assisted cashless exercises of options, as well as to any other market sales for the purpose of generating the cash needed to cover the costs of exercise.

Vesting of Restricted Stock or Settlement of Performance Stock Units. This prohibition does not apply to the automatic deduction of shares by Processa from your restricted stock or performance stock unit account to satisfy the minimum statutory tax withholding liability upon the vesting of restricted stock or settlement of performance stock units. The prohibition does apply, however, to any open market sale of vested shares, including to satisfy tax liabilities.

10b5-1 Plans. This prohibition does not apply to trades made pursuant to a valid "10b5-1 plan" approved by Processa as described below.

Gifts. Gifts are often allowed during a blackout with the requirement that the donee will not trade until the blackout is lifted.

Event-specific blackout periods may apply

Although you are always responsible for monitoring for yourself whether you possess material non-public information, from time-to-time Processa may decide to impose a special trading blackout on

those who are aware of information that Processa determines may be considered material non-public information. This kind of trading blackout may be imposed in connection with a potential acquisition, a financial analyst conference, an anticipated positive or negative earnings surprise or other material development. If you are subject to the blackout, you may not trade in any Processa securities, except pursuant to a 10b5-1 plan previously approved by Processa, until notified that the blackout has ended.

The Chief Executive Officer and the Chief Financial Officer will determine whether an event-specific blackout should be imposed. The existence of an event-specific blackout will not be generally announced. If you are covered by the event-specific blackout, you will be notified by the Chief Financial Officer. Any person made aware of an event-specific blackout should not disclose the existence of the blackout to anyone else.

No trading in securities of other companies while aware of material non-public information

Processa may engage in business transactions with companies whose securities are publicly traded. These transactions may include, among other things, mergers, acquisitions, divestitures or renewal or termination of significant contracts or other arrangements. Information learned in connection with these transactions or relationships may constitute material non-public information about the other company. You are prohibited from trading in the securities of these companies while aware of material non-public information about the companies and from communicating that information to any other person for such use.

No "tipping" of material non-public information

You may not pass material non-public information about Processa or any other company on to others or otherwise make unauthorized disclosure or use of this information, regardless of whether you profit or intend to profit by the tipping, disclosure, or use. This practice, known as "tipping," also violates the securities laws and can result in the same civil and criminal penalties that apply to insider trading, even though you did not trade and did not gain any benefit from another's trading.

Frequent trading of Processa securities is strongly discouraged

Frequent trading of Processa securities can create an appearance of wrongdoing even if the decision to trade was based solely on public information such as stock price ranges and other market events. You are strongly discouraged from trading in Processa securities for short-term trading profits. Daily or frequent trading, which can be time-consuming and distracting, is strongly discouraged. Processa reserves the right to request brokerage account statements to assure compliance with this and other provisions of the policy.

If a Section 16 reporting person buys and sells (or sells and buys) Processa securities within a six-month time frame without an exemption under SEC rules, the two transactions may be "matched" for purposes of Section 16. The person may be sued and held strictly liable for any profits made, regardless of whether the person was in possession of material nonpublic information.

No short sales of Processa securities

You may not engage in short sales of Processa securities (sales of securities that are not then owned), including "sales against the box" (short sales not exceeding the number of shares already owned). Generally, short sales are transactions whereby a person will benefit from a decline in the price of the securities, and Processa believes it is inappropriate for associates to engage in these transactions with

respect to Processa securities. Directors and executive officers are also prohibited by Section 16(c) from selling short.

No trading in derivatives of Processa

You may not trade in derivatives of a Processa security, such as exchange-traded put or call options and forward transactions.

No hedging transactions

Certain forms of hedging or monetization transactions may offset a decrease, or limit your ability to profit from an increase, in the value of Processa securities you hold, enabling you to continue to own Processa securities without the full risks and rewards of ownership. Processa believes that such transactions separate the holder's interests from those of other stockholders. Therefore, you and any person acting on your behalf are prohibited from purchasing any financial instruments (such as prepaid variable forward contracts, equity swaps, collars or exchange funds) or otherwise engaging in any transactions that hedge or offset any decrease in the market value of Processa securities or limit your ability to profit from an increase in the market value of Processa securities.

No margin accounts or pledges

Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin or foreclosure sale may occur at a time when you are aware of material nonpublic information or otherwise are not permitted to trade in Processa securities, you are prohibited from holding Processa securities in a margin account or pledging Processa securities as collateral for a loan.

Limited use of standing orders

Standing orders should be used only for three business days. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material nonpublic information may result in unlawful insider trading. A standing order incorporated into a 10b5-1 plan approved by Processa is permitted.

No trading on rumors

Rumors within Processa concerning matters which, if true, would be material non-public information are deemed to constitute material non-public information for purposes of this policy. Accordingly, you should not trade based on these rumors.

Material non-public information must be kept confidential

Material non-public information about Processa or its business partners is the property of Processa, and unauthorized disclosure or use of that information is prohibited. That information should be maintained in strict confidence and should be discussed, even within Processa, only with persons who have a "need to know." You should exercise the utmost care and circumspection in dealing with information that may be material non-public information. Conversations in public places, such as hallways, elevators, restaurants, and airplanes, involving information of a sensitive or confidential nature should be avoided. Written information should be appropriately safeguarded and should not be

left where it may be seen by persons not entitled to the information. The unauthorized disclosure of information could result in serious consequences to Processa, whether the disclosure is made for the purpose of facilitating improper trading in securities.

Participation in electronic bulletin boards, chat rooms, blogs or websites must be consistent with this Policy

Any written or verbal statement that would be prohibited under the law or under this policy is equally prohibited if made on electronic bulletin boards, chat rooms, blogs, websites, or any other form of social media, including the disclosure of material non-public information about Processa or material non-public information with respect to other companies that you come into possession of as an associate of Processa.

Public disclosures should be made only by designated persons

No individuals other than specifically authorized personnel should release material information to the public or respond to inquiries from the media, analysts, investors or others outside of Processa. You should not respond to these inquiries unless expressly authorized to do so and should refer any inquiries to the Chief Administrative Officer.

Post-employment transactions may be prohibited

The portions of this policy relating to trading while in possession of material non-public information and the use or disclosure of that information continue to apply to transactions in Processa securities even after termination of employment or association with Processa. If you are aware of material non-public information about Processa when your employment or other business relationship with Processa ends, you may not trade in Processa securities or disclose the material non-public information to anyone else until that information is made public or becomes no longer material.

Exceptions

In certain limited circumstances, a transaction otherwise prohibited by this policy may be permitted if, prior to the transaction, the Chief Administrative Officer or Chief Financial Officer determines that the transaction is not inconsistent with the purposes of this policy. The existence of a personal financial emergency does not excuse you from compliance with this policy and will not be the basis for an exception to the policy for a transaction that is inconsistent with the purposes of the policy.

Additional Requirements Applicable to Restricted Persons

"Restricted Persons" are those who are at an enhanced risk of possessing inside information and who therefore must exercise greater diligence to comply with insider trading prohibitions. Due to the limited number of employees and the robustness of collaborations and communications within Processa, we consider members of the Board of Directors and all our employees, as well as any other individual in a role that makes it likely they will are involved with material non-public information, to be Restricted Persons.

If you are a Restricted Person that is not a director or executive officer, the procedures set forth in this section of the policy will cease to apply to your transactions in Processa securities upon the expiration of any blackout period that is applicable to your transactions at the time your employment or other relationship with Processa ends. Directors will remain Restricted Persons for a period of six months

following the last day of service as a director of Processa, and executive officers will remain Restricted Persons for a period of six months following the last day of employment with Processa.

Quarterly blackout periods

No Restricted Person may trade in Processa securities during a quarterly blackout period, regardless of whether they are then actually aware of material non-public information.

A quarterly blackout period is in effect with respect to each quarterly earnings announcement, starting on the last day of the third month of the applicable Processa fiscal quarter and ending when two full trading days have passed following the public announcement of Processa's quarterly financial results. Processa has selected this period because it is the time when there is likely to be material non-public information about Processa that may be available to Restricted Persons.

A quarterly blackout period does not prohibit trading in Processa securities pursuant to a valid pre-existing 10b5-1 plan approved by Processa as described below.

Trading pre-clearance requirement

Restricted Persons must obtain pre-clearance by Processa's Chief Financial Officer or, in his absence, Processa's Chief Administrative Officer (each an "Approving Person") before engaging in any transaction involving Processa securities, including, but not limited to, purchases, sales, and gifts. Each Approving Person should consult with the other Approving Person, or his or her designee, prior to granting pre-clearance for trades. Neither Approving Person may engage in a transaction in Processa securities unless the other Approving Person has pre-cleared the transaction.

The Approving Persons are under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit a transaction, even if it would not violate the federal securities laws or a specific provision of this policy. In certain circumstances, other individuals may be asked to clear with an Approving Person all proposed transactions before initiating them. The fact that a particular intended trade has been denied pre-clearance should be treated as confidential information and should not be disclosed to any person unless authorized by the Approving Person.

If a request for pre-clearance is approved, you have three business days to effect the transaction (or, if sooner, before commencement of a quarterly or event-specific blackout period). Under no circumstance may a person trade while aware of material non-public information about Processa, even if pre-cleared. Thus, if you become aware of material non-public information after receiving pre-clearance, but before the trade has been executed, you must not effect the pre-cleared transaction.

Processa's approval of any particular transaction under this pre-clearance procedure does not insulate any Restricted Person from liability under the securities laws. Under the law, the ultimate responsibility for determining whether an individual is aware of material non-public information about Processa rests with that individual in all cases.

10b5-1 Plans

SEC Rule 10b5-1(c) of the Securities Exchange Act of 1934 permits corporate insiders to establish written trading plans (commonly referred to as "10b5-1 plans") that can be useful in enabling insiders to plan without fear that they might become exposed to material non-public information that will prevent them from trading. Where a valid 10b5-1 plan has been established at a time when the insider was not in possession of material non-public information, trades executed as specified by the plan do

not violate the securities laws or this policy even if the insider is in possession of material non-public information at the time the trade is executed. Trades executed as specified by the plan are not subject to the pre-clearance requirement.

To qualify as a 10b5-1 plan for purposes of this policy, the plan must be approved in advance (currently trading under a 10b5-1 plan cannot commence for 30 days following its creation) by an Approving Person, and you should allow at least five business days for that approval. For more information about how to establish a 10b5-1 plan, please contact one of the Approving Persons. Processa reserves the right to disapprove any submitted plan, and to suspend or instruct you to terminate any plan that it has previously approved.

Inquiries

Any questions about this policy, its application to a proposed transaction, or the requirements of applicable laws should be directed to the Chief Administrative Officer or the Chief Financial Officer.

Effective: May 31, 2021

REQUEST FOR PRE-CLEARANCE

For use by individual seeking pre-clearance to transact in Processa Pharmaceuticals, Inc. securities.

Processa Pharmaceuticals, Inc. has established an Insider Trading Policy to provide assistance in preventing inadvertent violations and avoiding even the appearance of an improper transaction by members of the Board of Directors, officers, and employees of Processa Pharmaceuticals, Inc. ("Processa") and certain others. These individuals must obtain pre-clearance in writing from the Chief Financial Officer or, in his absence, the Chief Administrative Officer for all transactions in Processa securities. The written request for pre-clearance of a transaction must be submitted no later than three (3) business days before the proposed date of execution of the transaction.

- All personnel subject to the Processa Insider Trading Policy must obtain pre-clearance to transact in Processa securities.
- Prior to requesting pre-clearance, the person must not be in possession of Material Non-Public Information.
- If not in possession of Material Non-Public information, the person may transact only when no Black-Out Period is in effect.
- Upon executing a transaction, Section 16 Individuals must immediately notify the Chief Financial Officer in order to allow timely filing of Form 4 with the Securities and Exchange Commission.

Type of Transaction (check one)

☐ Purchase or acquire common stock

☐ Sell or dispose of common stock

☐ Move Company securities from one account to another (*e.g.*, in or out of a trust)

☐ Cashless exercise of stock option (involving sale of shares to fund exercise)

☐ Other (describe): ____

Transaction Initiated By (check one)

☐ Company employee or immediate family member directly

☐ Broker *(provide firm, name, telephone, and email)*:

Firm name: ____________________

Broker name: ____________________

Telephone: ____________________

Email: ____________________

☐ Court or government decree (e.g., divorce decree)

Transaction Detail (complete each blank)

Number of Securities:	____________________
Estimated Share Price:	____________________
Contemplated Execution Date	____________________
Date of your last "opposite-way" transaction** (if any)	____________________

Certification

I certify that I have fully disclosed the information requested in this form, and that I have read and understand my obligations as described in the Processa Pharmaceuticals, Inc. Insider Trading Policy. As defined, I am not in possession of Material Non-Public Information, and to the best of my knowledge and belief the proposed transaction will not violate the Processa Pharmaceuticals, Inc. Insider Trading Policy.

Signature:	____________________	Approval Signature:	____________________
Print Name	____________________	Print Name	____________________
Date:	____________________	Date:	____________________

* If a Section 16 reporting person buys and sells (or sells and buys) Processa securities within a six-month time frame without an exemption under SEC rules, the two transactions may be "matched" for purposes of Section 16. The person may be sued and held strictly liable for any profits made, regardless of whether the person was in possession of material nonpublic information.

To: Wendy Guy
Cc: James Stanker

I have been informed about the Processa Pharmaceuticals, Inc. Insider Trading Policy. I have received a copy of the Policy and agree to abide by the policy guidelines as a condition of my employment and my continuing employment at Processa Pharmaceuticals, Inc.

I understand that if I have questions, at any time, regarding the Insider Trading Policy, I can consult with the Chief Administrative Officer or the Chief Financial Officer.

I acknowledge that I have read the attached Insider Trading Policy carefully to ensure that I understand the policy before signing this document.

Employee Signature: ________________________________

Printed Name ________________________________

Date: ________________________________